Codezeros

codezeros.com

PROPOSAL FOR ECOTECH

This proposal is entered into as of **January 9, 2019** (the "Effective Date"), by and Between **Codezeros Technology Pvt. Ltd.** located at 401-402 Shapath Hexa, Opp. Kargil Petrol Pump, Sola, Ahmedabad, India - 380060 and **Eco Tek 360, Inc.** located at New Jersey, USA(client).

Overview

The client wants to hire developers to create an exchange for the fiber market.

Basic Guidelines

- Codezeros will be assigning 1 dedicated Project Manager for the client who will be managing the team as well as make sure the smooth execution on daily basis
- Client would provide the necessary assets to execute the tasks as well provide the feedback on regular basis in order to maintain the daily execution.
- Client will allocate the work to Project Manager and Project Manager would be responsible to assign tasks to the team members. Also Project Manager would be one point of contact for client for regular updates as well as task updates.
- Also communication channel for daily communication will be defined by client and Codezeros mutually to have ease of communication.

Development Methodology

- Codezeros will follow the development methodology with a mix of Agile and Scrum. This methodology will ensure flexibility by providing structured multiple deliveries which will be planned as per business prioritization. This will also enable a periodic visualization of the evolution of the system from the Point of view of Functional and Technical aspects as well as ROI.
- The SDLC stages will be suitably incorporated within each of the sprint cycles of the 2 weeks time-boxed sprints.
- Daily stand-up meetings will be held to review the tasks of the day, the backlogs and plan for the next day. Offshore team will join this meeting via Skype or Go to Meeting.
- Time scheme for the stand-up meeting will be setup to allow the off shore team to join these meetings within Indian office working hours.
- The designated Scum Master will ensure composition and management of all sprints.
- The Product Owner will safeguard all deliveries from the Scrum Master on its quality and value from the perspective of achieving the business objective.


POWER OF INTERACTIVE METHODOLOGY WITH FLEXIBILITY OF AGILE
Product Backlog
Client priorities,product features
Sprint Backlog
Features assigned to Sprint
Estimated by team
Team commitment
Working code ready for deployment
Time-boxed test/develop
Product Backlog
Backlog tasks
Release/Deliverables
Time-Boxed 'Sprint' Cycles
Sprints
Analysis
Design
Development
Testing
Sup & M
SDLC Sprint Cycles
Sprint Review and Retrospective Meeting
Demo features to all
Retrospective on the sprint adjustments
Daily Scrum Meeting
Done since last meeting
Plan for today
Road blocks/Accelerators
Sprint Planning Meeting
Review Product Backlog
Estimate Sprint Backlog
Commit

As shown in the figure above the basic method of Agile Methodology is explained as following.

Scrum framework divides the product development into iterations known as “Sprints” which are time boxed to fixed length.

- Every iteration should attempt to build a potentially shippable (properly tested) product increment.
- The time duration for the Sprint and how long it lasts, is decided by the team based on their requirements and capabilities.
- The Sprint duration once finalized will not be modified.

Product Increment: At the end of the every Sprint the development team will deliver a potentially shippable product that is tested and well working. Since Sprints are short in

durations, only important features will be developed first. This will also give the customers a product that has the basic features that they can test and provide feedback on.

Product Backlog: The set of all requirements broken down into small work items and prioritized into a list is called product backlog.

- The product backlog emerges over a period of time.
- Refinement of the product backlog is done during the Product Backlog refinement meeting.
- Basically Product Backlog is the requirements for the project and these requirements may be refined during each Sprint.

Sprint Backlog: Sprint Backlog contains all the known User Stories (or requirements) in the current Sprint.

- The requirement with top priority listed first.
- The team pulls the stories into the Sprint and work collectively.
- Sprint Backlog is basically a list of all the requirements that need to be completed during the Sprint ordered by priority.

Time boxing: Time boxing is a concept of fixed time duration in which the team is expected to complete the committed features of work. Every ceremony in Scrum is time boxed as per the recommendations given in the Scrum guide.

For implementation of Client solution, Codezeros proposes to adopt best practices that are as follows:

- Client and Codezeros will jointly define a Scrum master and the product owner for the proposed solution. Deliverables of each sprint will be approved by them.
- Codezeros will plan tasks and deliverables for each of the 2 weeks sprints, the sprint release planning will be mutually discussed and agreed between Client and Codezeros.
- Codezeros' development team members will work on the assigned tasks for each of the sprints and produce the deliverables as per the statement of work and release plan.

- Codezeros will ensure that individual activities and their scope within the engagement are planned in a time boxed fashion in order to achieve this timeline. The deliverable and the planning will be carried out with a mutual discussion between Client and Codezeros.
- Periodic onsite rotation/deployment of resources from the offshore team, if required, can be mobilized quickly with a lead time. However, this will be mutually planned and agreed between Client and Codezeros.
- The core development team can be ramped-up if required providing sufficient lead-time.
- When any additional members will be added in the project to scale-up the project team, Codezeros team members will ensure internal knowledge transfer with minimum involvement of Client.
- Codezeros resources will submit the time sheet monthly, for transparency of activities done and efforts taken for executing the planned development efforts.

Testing of Application, Features and Functionalities

Test cases for User Acceptance Testing (UAT), system and functional testing, integration testing, performance as well as security and penetration testing will be developed by Codezeros and approved by client, with UAT conducted by Client to ensure the proper functionality of all requirements and objectives.

All bugs and vulnerabilities identified will be Codezeros' responsibility to mitigate with proper and clear plan. These activities will be performed prior to go-live. All testing results shall be submitted to Client.

Review Mechanism

The below diagram indicates the structured review mechanism setup at Codezeros to ensure the project health at each stage of the project.


Core Team
Product Specific Team
Ramp-up Team

■ (blue)	Specialists in Technologies/ Domain that are widely needed
■ (green)	Generalists who bring in analysis, Design, Project management, Skis, Additional Technology and domain expertise requires for specific projects
■ (olive)	Resource Team (Developers, Designers, QA)

- The core team will be a small team of specialists who will be specialized in their domain and will be working on the project full time.
- The generalists will be a team of product specific developers who will be working on design and development of a specific segment of the project. It will also include the project managers for that expertise.
- The ramp-up team will be a team of developers, designers and QA who will help the product team when/if needed to complete their project timelines.

Code Review

CORE REVIEW CRITERIA

- Detection of security issues and known vulnerabilities pertaining to the technology stacks used (malicious code, backdoors, Trojans, stack/buffer overflow, etc.)
- Architecture and design consistency
- Detection of non-functional defects (performance, scalability, etc.)
- Specification coverage (if you use specifications)
- Detection of functional defects
- Compliance to the company's IT policies and standards


Individual changes in source code
Commits in SCM tool*
Changesets
Service Strategy
Development and Bug Fixing
Code Review
Release

*Source Code Management (SCM) tool: The automated tool which stores the source code of the product (i.e. Subversion, GIT, Team Foundation Version Control, etc.)

The code review system works as follows

- First the service strategy for the code is thought out with the help of the senior developers and tech lead.
- Second the code is then developed as per the requirements
- Since multiple developers are working on the project the code is then stored in a central database where all individual codes are uploaded into the database.
- The code is then committed to an SCM tool. (BitBucket)

- The change set is then created for any changes made to the source code.
- The code is then sent for review and testing.
- If there are any bugs found then the code is resent to the development phase and the steps are repeated.
- The change set maintains the changes made in the source code.
- When the code review and testing determines that the code is clean it is sent for launch.
- This is the basic code review process which will be followed in the project.

Training

After the final release, Codezeros will train the onsite team at Client and Codezeros will also send manuals beforehand so that the Client team will have a better understanding of the project.

Communication Channels

- All official communication will be carried out through Skype.
- Project updates including documents and presentations will be delivered on Basecamp.
- Apart from that, any immediate communication will be attended via telephone.

CODEZEROS
EMERGING TECH COMPANY

Team Composition

No. of resources	Resource Type	Team	Code
Client			
1	Project coordinator	Client	PRC
Codezeros			
1	Project Manager	Codezeros	PM
1	Team Lead	Codezeros	TL
1	Frontend Engineer (Angular 6)	Codezeros	FE
2	Backend Engineer (NodeJS)	Codezeros	BE
1	Blockchain Engineer	Codezeros	BE
1	Database Engineer	Codezeros	DE
1	Interface Designer	Codezeros	ID
1	HTML Developer	Codezeros	HD
1	Quality Assurance Engineer	Codezeros	QA

CODEZEROS
EMERGING TECH COMPANY

Payment Schedule and Terms

- Resource Breakup & Cost

Skills / Experience	No. of Resources	Cost per resource/ per month (USD)	Fulltime/ Part-time	Total months	Total Cost (USD)
Frontend Engineer	1	2,400	F	6	**14,400**
Backend Engineer	2	2,400	F	6	**28,800**
Blockchain Engineer	1	2,400	F	6	**14,400**
Database Engineer and QA	1	2,400	P	6	**14,400**
Interface Engineer and HTML Developer	1	2,400	P	6	**14,400**
Total Cost of all the resources(for 6 months)(USD)					**86,400**
Discount (13%)					**75,000**

Each of the Database Engineer, QA, Interface Engineer, and HTML Developer will be working on the project on a part time basis.

- Resource Payment Schedule

First Payment	**12,500 USD**
Recurring payment (Every month for 6 months)	**12,500 USD**

Payment & General Terms

- Codezeros will raise invoice in advance for each month for the contract duration
- Payment through PayPal will incur 5% Processing fee
- Invoice raised has to be paid advance before the first day of the next cycle.
- Project will be put on hold if Client fails to make payment within 3 days of next working cycle or client has to inform Codezeros in advance if there is any issue for the delay payment.
- Each resource will work for total 160 hours/month, 8 hours a day (Monday-Friday) on Business days
- Project work may or may not end within the duration of this agreement. Dedicated resource model is for fixed allocation of resource, not fixed timeline of project
- Client can increase or decrease project scope, team size, change project status with prior notification of at least 2 weeks or as per mutual consent with project manager
- Project Manager will coordinate with client to optimize resource output; however this is a complementary service wherein his time is limited to max. 10% of total hiring period
- Any task allocated which requires significant learning curve will be counted as efforts spent on that particular project and will be billable as usual
- Allocation of work should be done 1 week in advance for better output and ease of transition. If Client is not satisfied with number of hours invested and corresponding output of developers, he/she can stop project and escalate issue to Project Manager or to Production Head.
- CONTRACT TERMS AND RENEWAL
- Term/Renewal. The initial term of this Agreement shall be for the term of three (3) months (the "Initial Term") commencing on the date this Agreement is executed by authorized individual of Codezeros and Client. At the expiration of the Initial Term, this Agreement will be automatically renewed for successive Three (3) months periods unless a party provides the other parties with at least fourteen (14) days advance notice of its intent not to renew this Agreement.

Project Implementation Plan

In Dedicated Developer Model the project execution varies from project to project as business scenarios are different every time. Some of the different requirements include manage an existing application, work on enhancements, develop a new application & work with existing team to share development responsibility etc. Our project managers have wide range of experience in handling all these different types of scenarios. Project execution under this module not only gives more flexibility to client but also gives client more involvement and engagement in project execution and allows client to monitor project execution with completely transparency.

Client can Monitor Project Development using following Tools

Activities	Tools/ Sheet
Monitoring	Milestones sheet
Tracking Tools	www.basecamphq.com (PMS)
Source Code Control	BitBucket

Self-Manage Mode

- Full control over the offshore developers and technical resources are given to the client
- A project manager is assigned to coordinate with the client for attendance, accountability and other minor logistic concerns. Deliverables Milestone, task assignment to developers will be responsibility of the client.
- The developers will be fully managed by Codezeros project manager
- The deliverables and system specifications will be fully defined by the client.
- Application will be placed on a server that can be accessed by client for testing

Representations

Each person who signs this agreement represents that he/she is authorized to sign this document and bind his/her company to the terms of this Agreement. Also it is understood that signer has gone through the terms mentioned in this document and accept the terms mentioned in Proposal.

Date: January 9, 2019

Codezeros Technologies Pvt. Ltd.	Eco Tek 360, Inc.
Deep Shah	
______________________	______________________
Authorized Signature	**Authorized Signature**
Deep Shah	Chris Giordano